Exhibit 99.1

Contact: Home Federal Bancorp, Inc. Len E. Williams, President & CEO Eric S. Nadeau, EVP, Treasurer & CFO 208-466-4634 www.myhomefed.com/ir

HOME FEDERAL BANCORP, INC., ANNOUNCES FIRST QUARTER RESULTS

Nampa, ID (April 26, 2013) – Home Federal Bancorp, Inc. (“Company”) (Nasdaq GSM: HOME), the parent company of Home Federal Bank (“Bank”), today announced results for the quarter ended March 31, 2013.  For the quarter ended March 31, 2013, the Company reported net income of $461,000, or $0.03 per diluted share, compared to net income of $702,000, or $0.05 per diluted share, for the same period a year ago.

The Bank has entered into loss sharing agreements with the Federal Deposit Insurance Corporation (“FDIC”) in connection with two acquisitions. The loans and foreclosed assets purchased in these acquisitions that are subject to the loss sharing agreements are referred to as “covered loans” or “covered assets.” Loans and foreclosed and repossessed assets not subject to loss sharing agreements with the FDIC are referred to as “noncovered loans” or “noncovered assets.”

The following items summarize key activities of the Company during the quarter ended March 31, 2013:

•
Net interest income decreased $1.0 million compared to the linked quarter ended December 31, 2012, and decreased $2.3 million compared to the year-ago period, due to a decline in the yield on purchased loans during the quarter ended March 31, 2013, and a lower average balance of loans;

•	A reverse provision for loan losses of ($227,000) was recorded during the quarter ended March 31, 2013, of which ($225,000) was for noncovered loans.
•
Noninterest income during the quarter ended March 31, 2013, included impairment of the FDIC indemnification asset of $2.0 million, which was a result of a reduction in estimated future losses on covered loans. The impairment of the FDIC indemnification asset was $2.8 million in the linked quarter and $3.3 million in the year-ago quarter;

•
Noninterest expense decreased by $863,000 during the quarter ended March 31, 2013, compared to the year-ago quarter, and decreased $865,000 compared to the linked quarter, with expense reductions occurring in nearly all categories of noninterest expense;

•	As previously announced, the Bank closed four branches in Oregon on February 28, 2013;
•	The Bank opened a construction loan production office in Salt Lake City, Utah in March 2013;
•	Total assets increased $2.2 million during the quarter ended March 31, 2013, compared to December 31, 2012, but decreased $57.0 million since March 31, 2012;
•
Noncovered nonperforming assets declined $495,000 to $13.4 million at March 31, 2013, compared to December 31, 2012. Total nonperforming assets decreased $866,000 during the quarter to $23.9 million at March 31, 2013, compared to December 31, 2012; and

•	The Company declared and paid its regular quarterly dividend of $0.06 per share. The total cash paid on dividends was $827,000 during the quarter.

Results of Operations

Net interest income. Net interest income declined $1.0 million and $2.3 million during the quarter ended March 31, 2013, compared to the linked quarter and the quarter ended March 31, 2012, respectively. Net interest margin decreased to 4.16% during the quarter ended March 31, 2013, from 4.55% in the linked quarter, and decreased substantially from 4.92% during the quarter ended March 31, 2012. Similarly, the Company’s yield on earning assets decreased to 4.50% in the quarter ended March 31, 2013, from 4.89% in the linked quarter, and 5.36% during the quarter ended March 31, 2012. These decreases were primarily due to a decrease in accretable income on purchased loans during the quarter ended March 31, 2013, which was offset slightly by a lower cost of

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April 26, 2013

funds as compared to both the linked quarter and the same quarter last year. Each quarter the Company estimates cash flows on certain purchased loan pools. As a result, income from loan pools can be volatile.

The continued managed reduction in certificates of deposit and declines in interest rates paid on deposits during the quarter ended March 31, 2013, resulted in a slightly lower cost of funds compared to prior periods. The cost of funds for the quarter ended March 31, 2013, was 0.46% compared to 0.47% in the quarter ended December 31, 2012, and 0.58% for the quarter ended March 31, 2012. The cost of deposits, which includes noninterest-bearing deposits, was 0.37% during the quarter ended March 31, 2013, compared to 0.39% during the quarter ended December 31, 2012 and 0.49% for the year-ago quarter.

Provision for loan losses. A net reverse provision for loan losses of ($227,000) was recorded during the quarter ended March 31, 2013, compared to a net reverse provision of ($653,000) for the quarter ended December 31, 2012, and a net reverse provision of ($783,000) for the same year-ago period. The net reverse provision for loan losses in the quarter ended March 31, 2013, related primarily to noncovered loans due to improving credit quality (including significantly lower nonperforming and classified loans), stabilizing and improving economic factors and a lower loss history rate. A net reverse provision of ($2,000) was recognized on covered loans.

Noninterest income. The estimated amount recoverable from or due to the FDIC under the loss sharing agreements as a result of the provision for loan losses on covered loans is reported as “FDIC indemnification recovery (provision)” in noninterest income. Additionally, impairment of the FDIC indemnification asset reduces noninterest income. This impairment in the FDIC indemnification asset recognizes the decreased amount the Company expects to collect from the FDIC under the terms of its loss sharing agreements due to lower expected losses on covered loans. The following table presents noninterest income excluding the impact of FDIC indemnification items on all covered loans:

	Three Months Ended
(in thousands)	March 31, 2013	December 31, 2012	March 31, 2012

Total noninterest income, as reported	$498	$(333)	$(1,107)
Less: FDIC indemnification impairment related to current period provision for loan losses	(41)	(627)	(819)
Impairment of FDIC indemnification asset	(1,994)	(2,814)	(3,343)
Total noninterest income, excluding FDIC indemnification items	$2,533	$3,108	$3,055

Service charges and fee income declined $124,000 to $2.0 million for the quarter ended March 31, 2013, from the quarter ended March 31, 2012, due to lower overdraft fees and income from debit card interchange activity. Compared to the year-ago quarter, overdraft fees were $147,000 lower during the quarter ended March 31, 2013. These declines were offset somewhat by lower net check charge offs in 2013. Service charges and fee income decreased $179,000 from $2.2 million for the quarter ended December 31, 2012.

Noninterest income also includes pre-tax gains on sales of securities of $254,000, $754,000 and $535,000 during the quarters ended March 31, 2013, December 31, 2012, and March 31, 2012, respectively. Also, a net gain on the sale of real estate and other repossessed assets (REO) and fixed assets of $111,000 was included in other noninterest income during the quarter ended March 31, 2013, compared to a loss of ($21,000) and a gain of $220,000 on the sale of REO and fixed assets during the quarters ended December 31, 2012, and March 31, 2012, respectively.

Noninterest expense. Noninterest expense for the quarter ended March 31, 2013, decreased $863,000 compared to the quarter ended March 31, 2012, and decreased $865,000 compared to the linked quarter. In November 2012, the Company announced the pending closure of four branches in February 2013. During the quarter ended December 31, 2012, the Company recognized approximately $539,000 in various charges related to these closures.  Excluding these charges, noninterest expense declined $326,000 during the quarter ended March 31, 2013, compared to the

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linked quarter.  Partially as a result of the closures, nearly every category of noninterest expense was down between the linked quarters.

Occupancy and equipment expense decreased $213,000 compared to the linked quarter due to branch closure charges of approximately $200,000 recognized in December 2012.  Data processing expense decreased $150,000 compared to the linked quarter due to termination charges of $194,000 on telecommunications lines and the branch closures. Professional services increased $120,000 from the linked quarter due to year-end audit activities, but declined $115,000 compared to the quarter ended March 31, 2012. Insurance and taxes expense declined $222,000 during the quarter ended March 31, 2013, compared to the linked quarter and declined by $170,000 compared to the year-ago period primarily due to lower deposit insurance premiums in 2013. Other noninterest expenses decreased $400,000 in the aggregate during the quarter ended March 31, 2013, compared to the linked quarter primarily due to the decline in the provision for REO to $95,000 in the first quarter of 2013 compared to $282,000 during the quarter ended December 31, 2012.

Balance Sheet

Total assets decreased $57.0 million to $1.1 billion at March 31, 2013, compared to March 31, 2012, primarily due to declines in certificates of deposit, which were funded by declines in cash and loans. These declines were partially offset by purchases of investments. Compared to December 31, 2012, assets increased $2.2 million, funded primarily by growth in noninterest-bearing demand deposits.

Cash and Investments.  Cash and amounts due from depository institutions at March 31, 2013, decreased by $20.0 million from March 31, 2012, to $120.5 million, but increased $5.0 million from December 31, 2012. Investments increased $21.2 million from March 31, 2012, to $433.8 million at March 31, 2013. Investments increased $13.3 million during the quarter ended March 31, 2013, from December 31, 2012.

Loans and leases.  Net loans and leases declined by $13.6 million during the quarter ended March 31, 2013 compared to December 31, 2012 and $39.5 million compared to March 31, 2012. During the quarter ended March 31, 2013, one-to-four family residential loans decreased by $6.0 million, commercial business loans declined by $3.2 million, home equity loans declined by $1.3 million and multifamily residential decreased by $1.1 million. All other loan categories decreased a net $2.0 million. In April 2013, the Bank opened a loan production office in Salt Lake City, Utah, and hired a construction loan officer to expand the Bank’s builder finance commercial loan program into that market. Residential construction has improved significantly in the Bank’s Idaho Region, which has contributed to the increase in the Bank’s construction loan portfolio.

In March 2013, the Bank opened its second construction loan production office. The Bank has a commercial loan production office in Bend, Oregon, and another construction loan production office in Portland, The Salt Lake City loan production office will primarily originate construction loans to builders in the Salt Lake City market and will be managed by the Bank’s Builder Finance Team in Boise.

Asset Quality. The allowance for loan and lease losses was $12.6 million at March 31, 2013, compared to $12.5 million and $13.7 million at December 31, 2012 and March 31, 2012, respectively. The allowance for loan and lease losses allocated to covered loans totaled $4.2 million, or 5.04% of covered loans, at March 31, 2013. The allowance for loan losses allocated to the noncovered loan portfolio was $8.4 million, or 2.58% of noncovered loans at March 31, 2013. The FDIC indemnification receivable declined $1.4 million during the quarter ended March 31, 2013 to $9.4 million, primarily due to the continued reduction in estimated losses on covered loans during the quarter, which resulted in the impairment noted above under noninterest income.

Loans delinquent 30 to 89 days and still accruing interest totaled $1.5 million at March 31, 2013, compared to $809,000 at December 31, 2012, and $1.7 million at March 31, 2012. Nonperforming assets, which include nonaccrual loans and REO, totaled $23.9 million at March 31, 2013, compared to $24.8 million at December 31, 2012, and $40.4 million at March 31, 2012. Total nonperforming loans declined $544,000, while REO declined an additional $322,000 during the quarter ended March 31, 2013.

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April 26, 2013

The following table summarizes nonperforming loans and real estate owned at March 31, 2013 and December 31, 2012 and the quarterly change:

	March 31, 2013			December 31, 2012			Quarter Change
(in thousands)	Covered Assets	Noncovered Assets	Total	Covered Assets	Noncovered Assets	Total	Covered Assets	Noncovered Assets

Real estate construction	$233	$772	$1,005	$248	$811	$1,059	$(15)	$(39)
Commercial and multifamily real estate	4,036	4,471	8,507	4,108	4,552	8,660	(72)	(81)
One-to-four family residential	324	2,929	3,253	338	3,240	3,578	(14)	(311)
Other	134	943	1,077	95	994	1,089	39	(51)

Total nonperforming loans	4,727	9,115	13,842	4,789	9,597	14,386	(62)	(482)

Real estate owned and other repossessed assets	5,802	4,262	10,064	6,111	4,275	10,386	(309)	(13)

Total nonperforming assets	$10, 529	$13,377	$23,906	$10,900	$13,872	$24,772	$(371)	$(495)

Deposits. Total deposits increased $4.3 million during the quarter ended March 31, 2013, to $855.2 million but decreased $43.5 million as compared to March 31, 2012.  During the quarter ended March 31, 2013, end of period balances in core deposits (defined as checking, savings and money market accounts) increased by $19.7 million to $661.3 million, while certificates of deposit declined by $15.4 million to $193.9 million. Certificates of deposits declined by $57.5 million since March 31, 2012. Average core deposits were $4.9 million higher during the first quarter of 2013 compared to the linked quarter. Core deposits comprised 77% of the deposit portfolio at March 31, 2013, compared to 72% at March 31, 2012.

Equity. Stockholders’ equity decreased $1.1 million during the first quarter to $178.7 million at March 31, 2013.  Dividends paid during the quarter totaled $827,000. Additionally, the Company experienced a decrease of $1.3 million in other comprehensive income, which includes the unrealized gain on investments available for sale, net of taxes. These declines in stockholders’ equity were partially offset by net income of $461,000 and share-based compensation of $346,000.

About the Company

Home Federal Bancorp, Inc., is headquartered in Nampa, Idaho, and is the parent company of Home Federal Bank, a community bank originally organized in 1920. The Company primarily serves southwestern Idaho and Central and Western Oregon through 24 full-service branches and three commercial loan production offices. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “HOME” and is included in the Russell 2000 Index. For more information, visit the Company’s web site at www.myhomefed.com/ir.

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, the Company’s ability to achieve projected cost savings, and statements regarding the Company’s mission and vision. These forward-looking statements speak only as of the date they are made and are based upon management’s current expectations and projections and therefore, involve risks and uncertainties. Such projections are based upon many estimates and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct. Actual results could be materially different from those expressed or implied by the forward-looking statements and you should not rely on such statements. Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, the credit risk of

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lending activities, including changes in the level and trend of loan delinquencies and write-offs; results of examinations by our banking regulators, regulatory and accounting changes, including as a result of Basel III, risks related to construction and development lending, commercial and small business banking, our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames, and other risks. Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.’s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K. Forward-looking statements are accurate only as of the date released, and the Company’s management does not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.

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April 26, 2013

CONSOLIDATED BALANCE SHEETS	March 31,	December 31,	March 31,
(In thousands, except share data) (Unaudited)	2013	2012	2012

ASSETS
Cash and equivalents	$120,528	$115,529	$140,517
Investments available-for-sale, at fair value	433,822	420,505	412,669
FHLB stock, at cost	17,243	17,401	17,717
Loans and leases receivable, net of allowance for loan and lease losses of $12,573, $12,528 and $13,739, respectively	396,232	409,846	435,713
Accrued interest receivable	2,970	2,776	2,997
Property and equipment, net	27,767	29,057	30,830
Bank owned life insurance	16,054	15,938	15,571
Real estate owned and other repossessed assets	10,064	10,386	15,965
FDIC indemnification receivable, net	9,416	10,846	20,160
Core deposit intangible	2,399	2,523	2,935
Other assets	14,288	13,813	12,724
TOTAL ASSETS	$1,050,783	$1,048,620	$1,107,798

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposit accounts:
Noninterest-bearing demand	$158,231	$142,207	$129,950
Interest-bearing demand	249,338	248,836	251,632
Money market	166,335	167,202	184,158
Savings	87,435	83,401	81,663
Certificates	193,852	209,242	251,329
Total deposit accounts	855,191	850,888	898,732

Advances by borrowers for taxes and insurance	868	490	832
Accrued interest payable	144	167	197
Deferred compensation	6,242	6,149	5,933
Repurchase agreements	4,791	4,775	4,676
Other liabilities	4,890	6,366	5,594
Total liabilities	872,126	868,835	915,964

STOCKHOLDERS’ EQUITY
Serial preferred stock, $.01 par value; 10,000,000 authorized; issued and outstanding: none	--	--	--
Common stock, $.01 par value; 90,000,000 authorized; issued and outstanding:	145	145	157
Mar. 31, 2013 - 17,514,997 issued; 14,492,288 outstanding
Dec. 31, 2012 - 17,512,197 issued; 14,453,399 outstanding
Mar. 31, 2012 - 17,512,197 issued; 15,702,640 outstanding
Additional paid-in capital	132,303	131,934	143,485
Retained earnings	45,971	46,337	49,324
Unearned shares issued to employee stock ownership plan	(6,634)	(6,823)	(7,392)
Accumulated other comprehensive income	6,872	8,192	6,260
Total stockholders’ equity	178,657	179,785	191,834
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,050,783	$1,048,620	$1,107,798

Home Federal Bancorp, Inc.
April 26, 2013

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data) (Unaudited)

	Three Months Ended
	2013	2012
Interest and dividend income:
Loans and leases	$8,238	$11,217
Investment securities	2,575	2,204
Other interest	54	70
Total interest income	10,867	13,491

Interest expense:
Deposits	796	1,102
FHLB advances and other borrowings	16	21
Total interest expense	812	1,123
Net interest income	10,055	12,368

Provision for loan losses	(227)	(783)
Net interest income after provision for loan losses	10,282	13,151

Noninterest income:
Service charges and fees	1,983	2,107
Gain on sale of securities	254	535
FDIC indemnification provision	(41)	(819)
Impairment of FDIC indemnification asset	(1,994)	(3,343)
Other	296	413
Total noninterest income	498	(1,107)

Noninterest expense:
Compensation and benefits	6,010	6,137
Occupancy and equipment	1,420	1,563
Data processing	928	1,005
Advertising	123	154
Postage and supplies	206	306
Professional services	524	639
Insurance and taxes	351	521
Amortization of intangibles	124	152
Provision for REO	95	107
Other	316	376
Total noninterest expense	10,097	10,960
Income before income taxes	683	1,084

Income tax provision	222	382
Net income	$461	$702

Earnings per common share (“EPS”):
Basic	$0.03	$0.05
Diluted	0.03	0.05

Weighted average number of shares outstanding for EPS:
Basic	13,648,523	14,771,849
Diluted	13,714,084	14,771,849

Dividends declared per share:	$0.06	$0.055

Home Federal Bancorp, Inc.
April 26, 2013

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY
ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands, except share and per share data) (Unaudited)

	At or For the Three Months Ended
	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
SELECTED PERFORMANCE RATIOS
Return on average assets (1)	0.18%	0.08%	0.12%	0.21%	0.25%
Return on average equity (1)	1.03	0.48	0.68	1.16	1.44
Net interest margin (1)	4.16	4.55	4.74	4.17	4.92

PER SHARE DATA
Diluted earnings per share	$0.03	$0.02	$0.02	$0.04	$0.05
Tangible book value per outstanding share (2)	12.16	12.26	12.45	12.22	12.03
Cash dividends declared per share	0.06	0.18	0.06	0.055	0.055
Average number of diluted shares outstanding (3) for earnings per share	13,714,084	13,689,742	14,117,621	14,638,663	14,771,849

ASSET QUALITY- NONCOVERED (4)
Allowance for loan losses	$8,412	$8,611	$8,614	$8,905	$9,292
Nonperforming loans	9,115	9,597	14,447	16,321	17,172
Nonperforming assets	13,377	13,872	20,746	22,998	23,039
Provision for loan losses	(225)	--	--	--	--
Allowance for loan losses to gross loans	2.58%	2.59%	2.57%	2.67%	2.88%
Nonperforming loans to gross loans	2.79	2.87	4.32	4.89	5.31
Nonperforming assets to total assets	1.22	1.46	2.18	2.41	2.37

TOTAL COVERED ASSETS (5)	$88,425	$95,556	$107,093	$120,329	$137,594

FINANCIAL CONDITION DATA
Average interest-earning assets	$966,269	$973,113	$973,664	$989,698	$1,006,057
Average interest-bearing liabilities	706,561	717,519	728,310	749,879	775,880
Net average earning assets	259,708	255,594	245,354	239,819	230,177
Average interest-earning assets to average interest-bearing liabilities	136.76%	135.62%	133.69%	131.98%	129.67%
Stockholders’ equity to total assets	17.00	17.14	17.32	17.60	17.32

STATEMENT OF OPERATIONS DATA
Interest income	$10,867	$11,908	$12,437	$11,313	$13,491
Interest expense	812	844	908	1,007	1,123
Net interest income	10,055	11,064	11,529	10,306	12,368

Provision for loan losses (6)	(227)	(653)	105	(434)	(783)
Noninterest income	498	(333)	(351)	1,136	(1,107)
Noninterest expense	10,097	10,962	10,486	11,106	10,960
Income before taxes	683	422	587	770	1,084
Income tax provision	222	203	265	211	382
Net income	$461	$219	$322	$559	$702

(1)	Amounts are annualized.
(2)
Tangible book value, which excludes core deposit and other intangible assets is a non-GAAP (Generally Accepted Accounting Principles) financial measure which is included in this press release to facilitate the comparison by investors of  the Company with its peers. Tangible book value is equal to book value less core deposit and other intangibles, net of related deferred tax liabilities.

(3)	Amounts calculated exclude ESOP shares not committed to be released and unvested restricted shares.
(4)	Excludes loans and REO covered by a loss sharing agreement with the FDIC.
(5)	Loans and REO covered by loss share agreements with the FDIC.
(6)
Provision for loan losses does not consider impact of indemnification for losses on covered loans under the loss sharing agreements with the FDIC, which is reported in noninterest income as “FDIC indemnification recovery.”